Exhibit 99.6

PHOTRONICS, INC.
Reconciliation of GAAP to Non-GAAP Financial Information (cont.)
(in thousands)
(Unaudited)

Reconciliation of  Cash and cash equivalents  to Net Cash:

	As of
	April 28, 2024	October 31, 2023	April 30, 2023

Cash and cash equivalents	$539,160	$499,292	$367,485

Current portion of Long-term debt	(19,318)	(6,621)	(7,017)

Long-term Debt	(2,456)	(17,998)	(21,322)

Net Cash	$517,386	$474,673	$339,146